EXHIBIT (6)(e)

                 STATE STREET RESEARCH INVESTMENT SERVICES, INC.
                              One Financial Center
                        Boston, Massachusetts 02111-2690


                                                         Date:  [effective date]


State Street Research Concentrated International Fund and
State Street Research Technology Fund
    series of State Street Research Growth Trust
One Financial Center
Boston, Massachusetts  02111

Dear Sir or Madam:

         State Street Research Investment Services, Inc. ("Distributor") voluntarily undertakes to pay certain expenses of the State Street Research Concentrated International Fund and State Street Research Technology Fund up to an amount which will enable each Fund to maintain a level of actual total operating expenses of approximately ____ and ____, respectively, of average net assets, annually, or as otherwise mutually agreed from time to time by the Distributor and Board of Trustees of the Trust on behalf of each Fund. ("Expense Benchmark"). The following expenses are excluded from this undertaking: Rule 12b-1 fees and any other class specific expenses, interest, taxes, brokerage commissions, and extraordinary expenses such as litigation and other expenses not incurred in the ordinary course of a Fund's business. The Distributor may unilaterally cease to pay Fund expenses pursuant to this undertaking at any time.

         The Distributor is entitled to payment from each Fund for the amount of expenses paid on behalf of the Fund when the Fund's actual total operating expenses are less than the Expense Benchmark then in effect, provided that the effect of such payment does not cause the Fund to exceed the lower of (a) the Expense Benchmark then in effect or (b) the Expense Benchmark in effect in the year that the expenses were originally paid. The Distributor will not be entitled to such repayments from a Fund after the end of the fifth fiscal year of the Fund following the year in which the expenses were originally paid.

                                 Sincerely,

                                 State Street Research Investment Services, Inc.


                                 By: ___________________________________


Acknowledged and accepted:

State Street Research Concentrated International Fund and
State Street Research Technology Fund
   series of State Street Research Growth Trust

By: _____________________________________